Exhibit 1.1

Execution Version

UNIVEST FINANCIAL CORPORATION

$100,000,000 5.000% Fixed-to-Floating Rate Subordinated Notes due 2030

UNDERWRITING AGREEMENT

July 29, 2020

U.S. Bancorp Investments, Inc.

214 N. Tryon St., 26th Floor

Charlotte, North Carolina 28202

As representative of the Underwriters listed in Schedule A hereto

Ladies and Gentlemen:

Univest Financial Corporation, a Pennsylvania corporation (the “Company”), confirms its agreement with the several underwriters listed on Schedule A hereto (the “Underwriters”, which term shall also include any underwriter substituted as hereinafter provided in Section 11 hereof), for whom U.S. Bancorp Investments, Inc. is acting as representative (the “Representative”), with respect to the sale by the Company and the purchase by the Underwriters of $100,000,000 aggregate principal amount of the Company’s 5.000% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Securities”). The Securities will be issued pursuant to an indenture (the “Base Indenture”), to be dated as of the Closing Time (as defined herein), between the Company and U.S. Bank National Association, as trustee (the “Trustee”) as supplemented by a supplemental indenture, to be dated as of the Closing Time (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”).

The Company understands that the Underwriters propose to make a public offering of the Securities as soon as the Representative deems advisable after this Underwriting Agreement (the “Agreement”) has been executed and delivered.

The Company has prepared and filed with the United States Securities and Exchange Commission (the “Commission”) an “automatic shelf registration statement,” as defined in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder (the “1933 Act Regulations”), on Form S-3 (File No. 333-221508), including the related base prospectus, covering the public offering and sale of certain securities, including the Securities, under the 1933 Act and the 1933 Act Regulations, and such automatic registration statement became effective upon the filing with the Commission under Rule 462(e) under the 1933 Act Regulations. Such automatic shelf registration statement, as of any time, means such registration statement as amended by any post-effective amendments thereto to such time, including the exhibits and any schedules thereto at such time, the documents incorporated or deemed to be incorporated by reference therein at such time pursuant to Item 12 of Form S-3 under the 1933 Act or otherwise and the documents otherwise deemed to be a part thereof as of such time pursuant to Rule 430B under the 1933 Act Regulations (“Rule 430B”), and is referred to herein as the “Registration Statement”; provided, however, that the “Registration Statement” without reference to a time means such registration statement as amended by any post-effective amendments thereto as of the time of the first contract of sale for the Securities, which time shall be considered the “new effective date” of such registration statement with respect to the Securities within the meaning of Rule 430B(f)(2), including the exhibits and schedules thereto as of such time, the documents incorporated or deemed incorporated by reference therein at such time pursuant to Item 12 of Form S-3 under the 1933 Act or otherwise and the documents otherwise deemed to be a part thereof as of such time pursuant to Rule 430B. Each preliminary prospectus supplement and the base prospectus used in connection with the offering of the Securities that omitted information in reliance on Rule 430B, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act or otherwise, is referred to herein as a “preliminary prospectus.” Promptly after execution and delivery of this Agreement, the Company will prepare and file a final prospectus supplement relating to the Securities in accordance with the provisions of Rule 424(b) under the 1933 Act Regulations (“Rule 424(b)”). The final base prospectus and the final prospectus supplement, in the form first furnished or made available to the Underwriters for use in connection with the offering and sale of the Securities, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act or otherwise, is referred to herein as the “Prospectus.” For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (or any successor system) (“EDGAR”).

As used in this Agreement:

“Applicable Time” means 4:05 p.m., New York City time, on July 29, 2020, or such other time as agreed by the Company and the Representative.

“General Disclosure Package” means each Issuer General Use Free Writing Prospectus (as defined below), including the Final Term Sheet (as defined below) issued at or prior to the Applicable Time and the most recent preliminary prospectus furnished to the Underwriters for general distribution to investors prior to the Applicable Time, all considered together.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), including without limitation any “free writing prospectus” (as defined in Rule 405 of the 1933 Act Regulations (“Rule 405”)) relating to the Securities that is (i) required to be filed with the Commission by the Company, (ii) a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission, or (iii) exempt from filing with the Commission pursuant to Rule 433(d)(5)(i) because it contains a description of the Securities or of the offering thereof that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g), or (iv) the Final Term Sheet (as defined below), as set forth in Schedule C hereto.

“Issuer General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors (other than a “bona fide electronic road show,” as defined in Rule 433), as evidenced by its being specified in Schedule B hereto.

“Issuer Limited Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not an Issuer General Use Free Writing Prospectus.

“Knowledge” means with respect to the Company, those facts and other matters actually known to Jeffrey M. Schweitzer, Michael S. Keim, Brian J. Richardson, Megan D. Santana and Duane J. Brobst (collectively referred to herein as the “senior executive officers”) and those facts and other matters that such individuals should reasonably be deemed to know after making reasonable inquiry and diligence with respect to the particular matter in question.

“Rule 163B Communication” means any oral or written communication with potential investors undertaken in reliance on Rule 163B of the 1933 Act.

“Rule 163B Writing” means any Rule 163B Communication that is a written communication within the meaning of Rule 405.

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” (or other references of like import) in the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to include all such financial statements and schedules and other information incorporated or deemed incorporated by reference in the Registration Statement, any preliminary prospectus or the Prospectus, as the case may be, prior to the time of the execution and delivery of this Agreement (the “Execution Time”); and all references in this Agreement to amendments or supplements to the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to include the filing of any document under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations promulgated thereunder (the “1934 Act Regulations”), incorporated or deemed to be incorporated by reference in the Registration Statement, any preliminary prospectus or the Prospectus, as the case may be, at or after the Execution Time.

SECTION 1. Representations and Warranties.

(a) Representations and Warranties by the Company. The Company represents and warrants to the Underwriters as of the Execution Time, the Applicable Time and the Closing Time (as defined below), and agrees with the Underwriters, as follows:

(i) Registration Statement and Prospectuses. The Company meets the requirements for use of Form S-3 under the 1933 Act. At the time the Registration Statement was originally filed with the Commission, as well as at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) under the 1933 Act) made any offer relating to the Securities in reliance on the exemption of Rule 163 under the 1933 Act, the Company was a “well known seasoned issuer” as defined in Rule 405. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405, and became effective on November 13, 2017.

The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) under the 1933 Act objecting to the Company’s use of the automatic shelf registration form. The Company meets the requirements for use of Form S-3 under the 1933 Act specified in Financial Industry Regulatory Authority (“FINRA”) Conduct Rule 5110(b)(7)(C)(i).

No stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the 1933 Act, no order preventing or suspending the use of any preliminary prospectus or the Prospectus or any amendment or supplement thereto has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Company’s Knowledge, contemplated. The Company has complied to the Commission’s satisfaction with each request (if any) from the Commission for additional information.

Each of the Registration Statement and any post-effective amendment thereto, at the time of its effectiveness and at each deemed effective date with respect to the Underwriters pursuant to Rule 430B(f)(2) under the 1933 Act Regulations, complied in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations, the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission under the Trust Indenture Act of 1939, as amended (collectively, the “Trust Indenture Act”). Each preliminary prospectus and the Prospectus and any amendment or supplement thereto, at the time each was or is filed with the Commission, complied in all material respects with the requirements of the 1933 Act, the 1933 Act Regulations and the Trust Indenture Act and is identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus, when they became effective or at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1934 Act and the 1934 Act Regulations.

(ii) Accurate Disclosure. Neither the Registration Statement nor any post-effective amendment thereto, at its effective time or at the Closing Time, contained, contains or will contain an untrue statement of a material fact or omitted, omits or will omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. As of the Applicable Time, neither (A) the General Disclosure Package nor (B) any Issuer Limited Use Free Writing Prospectus, when considered together with the General Disclosure Package, included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the Prospectus nor any amendment or supplement thereto, as of its issue date, at the time of any filing with the Commission pursuant to Rule 424(b) or at the Closing Time, included, includes or will include an untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The documents incorporated or deemed to be incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, at the time the Registration Statement became effective or when such incorporated documents were filed with the Commission, as the case may be, when read together with the other information in the Registration Statement, the General Disclosure Package or the Prospectus, as the case may be, did not, does not and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

The representations and warranties in this subsection shall not apply to (A) that part of the Registration Statement that constitutes the Statement of Eligibility (Form T-1) of the Trustee under the Trust Indenture Act, or (B) statements in or omissions from the Registration Statement or any amendment thereto or the General Disclosure Package or the Prospectus or any amendment or supplement thereto made in reliance upon and in conformity with written information furnished to the Company by the Underwriters through the Representative expressly for use therein. For purposes of this Agreement, the only information so furnished shall be the second and third sentences in the fourth paragraph, the third sentence under the subheading “No Public Trading Market” and the first and sixth sentences in the paragraph under the subheading “Stabilization,” each under the heading “Underwriting,” in each case, contained in the Registration Statement, the preliminary prospectus and in the Prospectus (or any amendment or supplement thereto) (collectively, the “Underwriter Information”).

(iii) Issuer Free Writing Prospectuses. No Issuer Free Writing Prospectus conflicts or will conflict with the information contained in the Registration Statement or the Prospectus, including any document incorporated by reference therein, and any preliminary or other prospectus deemed to be a part thereof that has not been superseded or modified. Any offer that is a written communication relating to the Securities made prior to the initial filing of the Registration Statement by the Company or any person acting on its behalf (within the meaning, for this paragraph only, of Rule 163(c) of the 1933 Act Regulations) has been filed with the Commission in accordance with the exemption provided by Rule 163 under the 1933 Act Regulations (“Rule 163”) and otherwise complied with the requirements of Rule 163, including without limitation the legending requirement, to qualify such offer for the exemption from Section 5(c) of the 1933 Act provided by Rule 163. Except for the Issuer Free Writing Prospectuses, if any, identified in Schedule B, and electronic road shows, if any, furnished to the Underwriters before first use, the Company has not prepared, used or referred to, and will not, without the Underwriter’s prior written consent, prepare, use or refer to, any Issuer Free Writing Prospectus or Rule 163B Writing.

(iv) Company Not Ineligible Issuer. At the time of filing the Registration Statement and any post-effective amendment thereto, at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Securities and at the Execution Time, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an ineligible issuer.

(v) Distribution of Offering Material by the Company. Prior to the completion of the Underwriters’ distribution of the Securities, the Company has not distributed and will not distribute any offering material in connection with the offering and sale of the Securities other than the Registration Statement, the General Disclosure Package, the Prospectus or any Issuer Free Writing Prospectus reviewed and consented to by the Representative and identified in Schedule B hereto. The Company (i) has not engaged in, or authorized any other person to engage in, any Rule 163B Communications, other than Rule 163B Communications with the prior consent of the Representative with entities that are qualified institutional buyers as defined in Rule 144A under the 1933 Act or institutions that are accredited investors as defined in Rule 501(a) under the 1933 Act; (ii) has not distributed, or authorized any other person to distribute, any Rule 163B Writings; and (iii) reconfirms that the Underwriters have been authorized to act on its behalf in engaging in Rule 163B Communications.

(vi) Independent Accountants. KPMG LLP, which certified the financial statements and supporting schedules included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, is (i) an independent registered public accounting firm as required by the 1933 Act, the 1933 Act Regulations, the 1934 Act, the 1934 Act Regulations and the Public Company Accounting Oversight Board(“PCAOB”) and (ii) a registered public accounting firm as defined by the PCAOB. With respect to the Company, KPMG LLP is not and has not been in violation of the auditor independence requirements of the Sarbanes-Oxley Act and the related rules and regulations of the Commission.

(vii) Financial Statements; Non-GAAP Financial Measures. The financial statements included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, together with the related schedules and notes, present fairly the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statements of income, comprehensive income, shareholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except as may be expressly disclosed therein. The supporting schedules, if any, present fairly in accordance with GAAP, except as may be expressly disclosed therein, the information required to be stated therein.

The selected financial data and the summary financial information included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included therein. The pro forma financial statements and the related notes thereto included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, if any, present fairly the information shown therein, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements in all material respects and have been properly compiled on the bases described therein in all material respects, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein. Except as included or incorporated by reference therein, no historical or pro forma financial statements or supporting schedules are required to be included or incorporated by reference in the Registration Statement, the General Disclosure Package or the Prospectus under the 1933 Act, the 1933 Act Regulations, the 1934 Act or the 1934 Act Regulations. All disclosures contained in the Registration Statement, the General Disclosure Package or the Prospectus, or incorporated by reference therein, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G under the 1934 Act and Item 10 of Regulation S-K of the 1933 Act, to the extent applicable in all material respects. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus fairly presents, in all material respects, the information called for and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(viii) Financial Projections. Each financial or operational projection or other “forward-looking statement” (as defined by Section 27A of the 1933 Act or Section 21E of the 1934 Act) regarding such financial or operational projection contained in the Registration Statement, the General Disclosure Package or the Prospectus (A) was so included by the Company in good faith and with reasonable basis after due consideration by the Company of the underlying assumptions, estimates and other applicable facts and circumstances as determined by the Company and (B) is accompanied by meaningful cautionary statements identifying those factors based on current expectations and assumptions that could cause actual results to differ materially from those in such forward-looking statement. No such statement was made with the Knowledge the Company that such statement was false or misleading at the time such statement was made.

(ix) No Material Adverse Change in Business. Except as otherwise stated therein, since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business, properties, operations, assets, liabilities or prospects, whether or not arising in the ordinary course of business, of the Company and its subsidiaries considered as one enterprise (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and (C) there has not been any material decrease in the capital stock or any material increase in any long-term indebtedness of the Company or its subsidiaries and there has been no dividend or distribution of any kind declared, paid or made by the Company (other than regular quarterly cash dividends consistent with past practice) or, except for dividends paid to the Company or its subsidiaries by any of the Company’s subsidiaries on any class of capital stock, or any repurchase or redemption by the Company or any of its subsidiaries of any class of capital stock.

(x) Good Standing. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the Commonwealth of

Pennsylvania and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus and to enter into and perform its obligations under this Agreement, the Indenture and the Securities (collectively, the “Transaction Documents”); and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. The Company is duly registered as a bank holding company that has not elected to be a financial holding company under the Bank Holding Company Act of 1956, as amended.

(xi) Good Standing of Subsidiaries. Each significant subsidiary of the Company (as defined in Rule 405 under the Securities Act) and each other direct or indirect subsidiary identified on Schedule D hereto (each, a “Subsidiary” and, collectively, the “Subsidiaries”) has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its incorporation or organization, has corporate or similar power and authority to own, lease and operate its properties and to conduct its business as described in the General Disclosure Package and the Prospectus; and each Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Each subsidiary of the Company which conducts business as a bank is duly authorized to conduct such banking business in each jurisdiction in which such banking business is conducted, except where the failure to be so authorized would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, all of the issued and outstanding capital stock of each Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through its subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim. None of the outstanding shares of capital stock of any Subsidiary was issued in violation of the preemptive or similar rights of any securityholder of such Subsidiary. The only subsidiaries of the Company are (a) the subsidiaries listed on Exhibit 21 to the Company’s Annual Report on Form 10-K incorporated by reference into the Registration Statement and (b) certain other subsidiaries which, considered in the aggregate as a single subsidiary, do not constitute a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X.

(xii) Capitalization. The authorized, issued and outstanding shares of capital stock of the Company are as set forth in the Registration Statement, the General Disclosure Package and the Prospectus (except for subsequent issuances, if any, pursuant to reservations, agreements or employee benefit plans referred to in the Registration Statement, the General Disclosure Package and the Prospectus or pursuant to the exercise or conversion of convertible securities or options referred to in the Registration

Statement, the General Disclosure Package and the Prospectus). All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and non-assessable and have been issued in compliance with all federal and state securities laws. None of the outstanding shares of capital stock of the Company were issued in violation of the preemptive or other similar rights of any securityholder of the Company.

(xiii) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company and, when duly executed by the Representative will be, a valid and binding agreement of the Company.

(xiv) Authorization and Description of Indenture. The Indenture has been duly authorized by the Company and duly qualified under the Trust Indenture Act and, when duly executed and delivered by the Company and the Trustee, will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws now or hereinafter in effect affecting enforcement of creditors’ rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) (the “Enforceability Exceptions”). At the Closing Time, the Indenture will conform in all material respects to the description of the Indenture contained in the Registration Statement, the General Disclosure Package and the Prospectus.

(xv) Authorization and Description of Securities. The Securities have been duly authorized for issuance and sale to the Underwriters pursuant to this Agreement and, when duly completed, executed, authenticated by the Trustee, issued and delivered by the Company against payment of the consideration set forth herein, in accordance with the provisions of the Indenture and this Agreement, will be duly and validly issued, fully paid and nonassessable and constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture; and the issuance of the Securities is not subject to the preemptive or other similar rights of any securityholder of the Company. The Securities conform in all material respects to all statements relating thereto contained in the Registration Statement, the General Disclosure Package and the Prospectus.

(xvi) Summaries of Certain Matters. The statements set forth in the Registration Statement, the General Disclosure Package and the Prospectus under the captions “Material U.S. Federal Income Tax Considerations,” “Description of Debt Securities” and “Description of the Notes” and under the caption “Supervision and Regulation” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with Commission, insofar as they purport to describe the provisions of the laws and regulations or documents referred to therein, are accurate, complete and fair in all material respects.

(xvii) Registration Rights. There are no persons with registration rights or other similar rights to have any securities registered for sale pursuant to the Registration Statement or otherwise registered for sale by the Company under the 1933 Act.

(xviii) Absence of Violations, Defaults and Conflicts. Neither the Company nor any of its Subsidiaries is (A) in violation of its charter, by-laws or similar organizational document, (B) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound or to which any of the properties or assets of the Company or any Subsidiary is subject, except for such defaults that would not, singly or in the aggregate, result in a Material Adverse Effect, or (C) in violation of any law, statute, rule, regulation, judgment, order, writ or decree of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Company or any of its subsidiaries or any of their respective properties, assets or operations (each, a “Governmental Entity”), except for such violations, with respect to clause (C), that would not, singly or in the aggregate, result in a Material Adverse Effect.

(xix) No Resulting Defaults and Conflicts. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents and described in the Registration Statement, the General Disclosure Package and the Prospectus (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described therein under the caption “Use of Proceeds”) and compliance by the Company with its obligations under the Transaction Documents have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Company or any of its Subsidiaries pursuant to, the Agreements and Instruments (as defined below) (except for such conflicts, breaches, defaults or Repayment Events (as defined below) or liens, charges or encumbrances that would not, singly or in the aggregate, result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter, by-laws or similar organizational document of the Company or any of its Subsidiaries or any law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entity, except for such violations that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. As used herein, (A) “Agreements and Instruments” means any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it or any of them may be bound or to which any of the properties, assets or operations of the Company or any of its Subsidiaries is subject, and (B) “Repayment Event” means any event or condition which gives the holder of any note, debenture or other financing instrument or agreement (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such financing by the Company or any of its Subsidiaries.

(xx) Absence of Labor Disputes. No labor dispute with the employees of the Company or any of its Subsidiaries exists or, to the Knowledge of the Company, is imminent, and to the Knowledge of the Company, there is no existing or imminent labor disturbance by the employees of any of its or any of its or its Subsidiaries’ principal suppliers, manufacturers, customers or contractors, which, in either case, would result in a Material Adverse Effect.

(xxi) Absence of Proceedings. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, there is no action, suit, proceeding, inquiry or investigation before or brought by any Governmental Entity now pending or, to the Knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries, which would result in a Material Adverse Effect, or which would materially and adversely affect the consummation of the transactions contemplated in the Transaction Documents or the performance by the Company of its obligations under the Transaction Documents; and the aggregate of all pending legal or governmental proceedings to which the Company or any such Subsidiary is a party or of which any of their respective properties or assets is the subject which are not described in the Registration Statement, the General Disclosure Package and the Prospectus, including ordinary routine litigation incidental to the business, would not, singly or in the aggregate, result in a Material Adverse Effect.

(xxii) Accuracy of Exhibits. There are no contracts or documents that are required to be described in the Registration Statement, the General Disclosure Package, the Prospectus or the documents incorporated by reference therein or to be filed as exhibits thereto that have not been so described and filed as required.

(xxiii) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Entity is necessary or required for the due authorization, execution, delivery or performance by the Company of its obligations under the Transaction Documents or for the offering, issuance or sale of the Securities hereunder or the consummation of the transactions contemplated by the Transaction Documents, except such as have been already obtained or as may be required under the 1933 Act, the 1933 Act Regulations, state securities laws, the rules of the Nasdaq Stock Market, the securities laws of any non-U.S. jurisdictions or the rules of FINRA.

(xxiv) Possession of Licenses and Permits. The Company and its Subsidiaries possess all material certificates, authorities or permits issued by appropriate Governmental Entities necessary to conduct the business now operated by them. The Company and its Subsidiaries are in compliance with the terms and conditions of all governmental licenses, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect. All of the governmental licenses are valid and in full force and effect, except when the invalidity of such governmental licenses or the failure of such governmental licenses to be in full force and effect would not, singly or in the aggregate, result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit.

(xxv) Compliance with Regulations. The Company and each of its subsidiaries are in compliance with all applicable laws administered by, and all applicable rules and regulations of, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Pennsylvania Department of Banking and Securities (the “PDBS”), the Federal Deposit Insurance Corporation (“FDIC”) and any other federal or state bank regulatory authorities (together with the Federal Reserve Board, the PDBS and the FDIC, the “Bank Regulatory Authorities”) with jurisdiction over the Company or any of its Subsidiaries, except for failures to be so in compliance that would not, singly or in the aggregate, result in a Material Adverse Effect; and, except as set forth in the Registration Statement, the General Disclosure Package and the Prospectus or any Issuer Free Writing Prospectus or as would not, singly or in the aggregate, result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board of director resolutions at the request of, any Bank Regulatory Authority which currently restricts the conduct of its business, or relates to its capital adequacy, its credit policies or its management, nor have any of them been advised by any Bank Regulatory Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, or any such board of director resolutions, in each case that are applicable to the Company or its Subsidiaries specifically rather than to banks and bank holding companies generally. Neither the Company nor any Subsidiary has received any communication from any governmental entity asserting that the Company or any Subsidiary is not in compliance with any statute, law, rule, regulation, decision, directive or order except as would not, singly or in the aggregate, result in a Material Adverse Effect.

(xxvi) Title to Property. The Company and its Subsidiaries have good and marketable title to all real property owned by them and good title to all other properties owned by them, in each case, free and clear of all liens, security interests, claims or encumbrances of any kind except such as (A) are described in the Registration Statement, the General Disclosure Package and the Prospectus or (B) would not, singly or in the aggregate, result in a Material Adverse Effect. The real property, improvements, equipment and personal property held under lease by the Company or any of its Subsidiaries are held under valid and enforceable leases, with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such real property, improvements, equipment or personal property by the Company or such Subsidiary.

(xxvii) Possession of Intellectual Property. The Company and its Subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures and excluding generally commercially available “off the shelf” software programs licensed pursuant to shrink wrap or “click and accept” licenses), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and neither the Company nor any of its Subsidiaries has received any notice or, to the Knowledge of the Company, is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its Subsidiaries therein.

(xxviii) Environmental Laws. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus or would not, singly or in the aggregate, result in a Material Adverse Effect, (A) the Company and its Subsidiaries (1) are in compliance with all applicable federal, state, local and foreign laws, rules, regulations, requirements, decisions and orders relating to the protection of human health or safety, the environment, hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”), (2) have and are in compliance with all permits, licenses, certificates or other authorizations or approvals required under applicable Environmental Laws to conduct their respective businesses, and (3) have not received, and have no Knowledge of any event or condition that would reasonably be expected to result in, any notice of any actual or potential liability or claim under or relating to any Environmental Laws and (B) there are no costs or liabilities associated with Environmental Laws of or relating to the Company or its subsidiaries.

(xxix) Accounting Controls and Disclosure Controls. The Company has established and maintains effective internal control over financial reporting (as defined under Rule 13a-15 and 15d-15 of the 1934 Act Regulations) and a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (E) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto. Since the end of the Company’s most recent audited fiscal year, there have been no significant deficiencies or material weaknesses in the Company’s internal control over financial reporting (whether or not remediated) and no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company has established and maintains an effective system of disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 of the 1934 Act Regulations) that (A) are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure, (B) have been evaluated by management of the Company for effectiveness as of the end of the Company’s most recent fiscal quarter; and (C) are effective in all material respects to perform the functions for which they were established.

(xxx) Compliance with the Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or any of the Company’s directors or the senior executive officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(xxxi) Payment of Taxes. All United States federal income tax returns of the Company and its Subsidiaries required by law to be filed have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except for such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established by the Company and its Subsidiaries. The United States federal income tax returns of the Company through the fiscal year ended December 31, 2014 have been settled and no assessment in connection therewith has been made against the Company. The Company and its Subsidiaries have filed all other tax returns that are required to have been filed by them pursuant to applicable foreign, state, local or other law except insofar as the failure to file such returns would not, singly or in the aggregate, result in a Material Adverse Effect, and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company and its Subsidiaries, except for such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established by the Company and its Subsidiaries. The charges, accruals and reserves on the books of the Company in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional income tax for any years not finally determined.

(xxxii) Insurance. The Company and its Subsidiaries carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is in full force and effect. Neither the Company nor any of its Subsidiaries has (A) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (B) any reason to believe that it will not be able (x) to renew its existing insurance coverage as and when such policies expire or (y) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Effect.

(xxxiii) Investment Company Act. The Company is not required, and upon the issuance and sale of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the Registration Statement, the General Disclosure Package and the Prospectus will not be required, to register as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”).

(xxxiv) Absence of Manipulation. None of the Company, any of its Subsidiaries, or, to the Company’s Knowledge, any affiliate of the Company, has taken or will take, directly or indirectly, any action which is designed, or would reasonably be expected, to cause or result in, or which has constituted, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(xxxv) Foreign Corrupt Practices Act. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (B) made or taken an act in furtherance of an offer, payment, promise or authorization of any direct or indirect unlawful payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any foreign or domestic government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for public office) from corporate funds; (C) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any applicable law or regulations implementing the Organisation for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offense under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption statute or regulation; or (D) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or benefit in violation of any applicable law, rule or regulation. The Company and its Subsidiaries and their respective affiliates have conducted their businesses in compliance with the FCPA and all other applicable anti-bribery and anti-corruption laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(xxxvi) Anti-Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), the anti-money laundering statutes of all jurisdictions in which the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Anti-Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

(xxxvii) OFAC. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries is an individual or entity (“Person”) currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject of Sanctions; and the Company will not directly or indirectly use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any Subsidiaries, joint venture partners or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or in any other manner that will Knowingly result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(xxxviii) ERISA. The Company and each of its Subsidiaries or their “ERISA Affiliates” (as defined below) are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”), except as would not, singly or in the aggregate, result in a Material Adverse Effect. No “reportable event” (as defined in ERISA) has occurred with respect to any “employee benefit plan” (as defined in ERISA) established or maintained by the Company, its Subsidiaries or their ERISA Affiliates that would, singly or in the aggregate, result in a Material Adverse Effect. Except as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) the Company and each of its Subsidiaries or their ERISA Affiliates have not incurred and do not expect to incur liability under (1) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (2) Sections 412, 4971, 4975 or 4980B of the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (collectively the “Code”) and (B) each “employee benefit plan” for which the Company and each of its Subsidiaries or any of their ERISA Affiliates would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification. For the purposes of this representation, “ERISA Affiliate” means, with respect to the Company or a Subsidiary, any member of any group of organizations described in Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA of which the Company or such Subsidiary is a member.

(xxxix) Brokerage Commissions. Other than as contemplated by this Agreement, none of the Company or any of its Subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that could reasonably be expected to give rise to a valid claim against the Company or any of its Subsidiaries or the Underwriters for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Securities.

(xl) Statistical and Market-Related Data. Any statistical and market-related data included in the Registration Statement, the General Disclosure Package or the Prospectus are based on or derived from sources that the Company reasonably and in good faith believes are reliable and accurate and such data agrees with the sources from which they are derived. To the extent required, the Company has obtained the written consent to the use of such data from such sources.

(xli) Broker-Dealer and Investment Advisor Subsidiaries. Girard Investment Services, LLC (“GIS”) is a broker-dealer duly registered with the Commission pursuant to the 1934 Act, is a member in good standing of FINRA, and is in compliance with the securities laws in those states in which it conducts business as a broker-dealer, except where the failure to be in compliance would not have a Material Adverse Effect. Girard Advisory Services, LLC (“GAS”) and Girard Pension Services, LLC (“GPS”) are investment advisors duly registered with the Commission pursuant to the Investment Advisers Act of 1940, as amended. Other than GIS, GAS and GPS, no other subsidiary of the Company is required to be registered, licensed or qualified as a broker-dealer or investment advisor with the Commission or under any similar state laws. None of the Company or its subsidiaries is required to be registered as a futures commission merchant, commodities trading adviser, commodity pool operator or introducing broker under the Commodities 1934 Act or any similar state laws.

(xlii) Insurance Subsidiaries. Each of GIS, Univest Insurance, LLC (“UI”) and Girard Benefits Group, LLC (“GBG”) is licensed to conduct an insurance business in all jurisdictions in which it operates and holds all certificates of authority, licenses and permits required to operate such insurance business as presently conducted and the agents or producers of GIS, UI and GBG that market, sell and issue insurance products, or provide insurance related services, are duly licensed and in compliance with all applicable laws, except where the failure to be in compliance would not have a Material Adverse Effect.

(xliii) Related-Party Transactions. There are no business relationships or related-party transactions involving the Company or any of its Subsidiaries or any other person required to be described in the Registration Statement, the General Disclosure Package or the Prospectus that have not been described as required.

(xliv) FINRA Matters. All of the information provided to the Underwriters or to counsel for the Underwriters by the Company, its counsel, its officers and directors and the holders of any securities (debt or equity) or options to acquire any securities of the Company in connection with the offering of the Securities is true, complete, correct and compliant with FINRA’s rules and any letters, filings or other supplemental information provided to FINRA pursuant to FINRA Rules or NASD Conduct Rules is true, complete and correct.

(xlv) IT Systems. (A) To the Company’s Knowledge, there has not been any security breach or other compromise relating to the Company’s or its subsidiaries’ information technology and computer systems, networks, hardware, software, data and databases (including the data and information of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”), except for such security breaches or other compromises that, singly or in the aggregate, would not result in a Material Effect; (B) neither the Company nor its subsidiaries have been notified of, and have no Knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to their IT Systems and Data, except for such events or conditions that, singly or in the aggregate, would not result in a Material Effect; and (C) the Company and its subsidiaries have implemented appropriate controls, policies, procedures and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards. The Company and its subsidiaries are presently in compliance in all material respects with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority and internal policies relating to the privacy and security of IT Systems and Data and to the reasonable protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification.

(xlvi) Fiduciary Accounts; Investment Management Activities. Each of the Company and each of its subsidiaries has properly administered in all material respects all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian, guardian, conservator, personal representative, or investment advisor, in accordance with the terms of the governing documents and applicable law. Neither the Company, nor any of its subsidiaries or, to the Company’s Knowledge, any of their representatives has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all respects and accurately reflect the assets of such fiduciary account.

(xlvii) Derivative Instruments. Any and all material swaps, caps, floors, futures, forward contracts, option agreements (other than options issued under the Company’s stockholder-approved benefit plans) and other derivative financial instruments, contracts or arrangements, whether entered into for the account of the Company or one of its subsidiaries or for the account of a customer of the Company or one of its subsidiaries, were entered into in the ordinary course of business and, in all material respects, in accordance with applicable laws, rules, regulations and policies of all applicable regulatory agencies and with counterparties believed by the Company to be financially responsible. The Company and each of its subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent that such obligations to perform have accrued, and there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder except as could not, singly or in the aggregate, have a Material Adverse Effect.

(xlviii) Good Standing of the Bank. Univest Bank and Trust Co. (the “Bank”) has been chartered and is validly existing as a bank and trust company in good standing under the laws of the Commonwealth of Pennsylvania and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus and to enter into and perform its obligations under this Agreement; and the Bank is duly qualified as a foreign bank to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be so qualified would not, either singly or in the aggregate, result in a Material Adverse Effect. The Bank is the only depository institution subsidiary of the Company, and the Bank is a member in good standing of the Federal Home Loan Bank System. The Bank is “well capitalized” (as that term is defined at 12 C.F.R. 6.4(b)(1)). The Bank has received a Community Reinvestment Act (“CRA”) rating of “satisfactory” and has not been informed by the Bank Regulatory Authorities, or otherwise has any reason to believe, that such rating may be changed to less than “satisfactory” for CRA purposes.

(xlix) FDIC Insurance. The deposit accounts of the Bank are insured by the FDIC to the fullest extent permitted by law and the rules and regulations of the FDIC, and the Bank has paid all premiums and assessments required by the FDIC and the rules and regulations thereunder, and no proceeding for the termination or revocation of such insurance is pending or, to the knowledge of the Bank, threatened.

(l) Compliance with Privacy Laws. The Bank (A) complies in all material respects with the Privacy Statements (as defined below) that apply to any given set of personal information collected by the Bank from Individuals (as defined below), (B) complies in all material respects with all applicable federal, state, local and foreign laws and regulations regarding the collection, retention, use, transfer or disclosure of personal information, and (C) takes reasonable measures as are customary in the business in which the Bank and its subsidiaries are engaged to protect and maintain the confidential nature of the personal information provided to the Bank by Individuals in accordance with the terms of the applicable Privacy Statements. To the Company’s Knowledge, no material claim or controversy has arisen or been threatened regarding the Privacy Statements or the implementation thereof. As used herein, “Privacy Statements” means, collectively, the Bank’s privacy statements and policies published on websites or products or otherwise made available by the Bank regarding the collection, retention, use and distribution of the personal information of an individual, including, without limitation, from visitors or users of any websites or products of the Bank (“Individuals”).

The Company acknowledges that the Underwriters and, for purposes of the opinions to be delivered pursuant to Section 6 hereof, counsel to the Company and counsel to the Underwriters, will rely upon the accuracy and truthfulness of the foregoing representations and hereby consents to such reliance.

(b) Officer’s Certificates. Any certificate signed by any officer of the Company or any of its Subsidiaries delivered to the Underwriters or to counsel for the Underwriters shall be deemed a representation and warranty by the Company to the Underwriters as to the matters covered thereby.

SECTION 2. Sale and Delivery to the Underwriters; Closing.

(a) The Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell $100,000,000 aggregate principal amount of 5.000% Fixed-to-Floating Rate Subordinated Notes due August 15, 2030 to the Underwriters, at a purchase price of 99.00% of the principal amount thereof, and the Underwriters agree to purchase from the Company at such price the Securities as set forth in Schedule A opposite the name of such Underwriter.

(b) Payment. Payment of the purchase price for, and delivery through the facilities of the Depository Trust Company (“DTC”) for the account of the Representative of, the Securities shall be made at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, 200 West Madison Street, Suite 3900, Chicago, Illinois 60606, or at such other place as shall be agreed upon by the Representative and the Company, at 9:00 A.M. (New York City time) on the fifth (sixth, if the pricing occurs after 4:30 P.M. (New York City time) on any given day) business day after the date hereof (unless postponed in accordance with the provisions of Section 11), or such other time not later than ten business days after such date as shall be agreed upon by the Representative and the Company (such time and date of payment and delivery being herein called “Closing Time”).

Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company against delivery through the facilities of DTC to the Representative for its account, on behalf of the Underwriters, of the Securities to be purchased.

(c) Denominations; Registration. The Securities shall be transferred electronically at the Closing Time, in such denominations and registered in such names as the Underwriters may request in writing at least one full business day prior to the Closing Time.

SECTION 3. Covenants of the Company. The Company covenants with the Underwriters as follows:

(a) Compliance with Securities Regulations and Commission Requests. The Company, subject to Section 3(b) hereof, will comply with the requirements of Rule 430B, and will notify the Underwriters promptly, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement shall become effective or any amendment or supplement to the Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus, including any document incorporated by reference therein or for additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto or of any order preventing or suspending the use of any preliminary prospectus or the Prospectus, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes or of any examination pursuant to Section 8(e) of the 1933 Act concerning the Registration Statement and (v) if the Company becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities.

The Company will effect all filings required under Rule 424(b), in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)), and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus. The Company will use commercially reasonable efforts to prevent the issuance of any stop order, prevention or suspension and, if any such order is issued, to obtain the lifting thereof at the earliest possible moment.

(b) Continued Compliance with Securities Laws. The Company will comply with the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the General Disclosure Package and the Prospectus. If at any time when a prospectus relating to the Securities is (or, but for the exception afforded by Rule 172 of the 1933 Act Regulations (“Rule 172”), would be) required by the 1933 Act to be delivered in connection with sales of the Securities, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or for the Company, to (i) amend the Registration Statement in order that the Registration Statement will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) amend or supplement the General Disclosure Package or the Prospectus in order that the General Disclosure Package or the Prospectus, as the case may be, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser or (iii) amend the Registration Statement or amend or supplement the General Disclosure Package or the Prospectus, as the case may be, in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company will promptly (A) give the Underwriters notice of such event, (B) prepare any amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement, the General Disclosure Package or the Prospectus comply with such requirements and, a reasonable amount of time prior to any proposed filing or use, furnish the Underwriters with copies of any such amendment or supplement and (C) file with the Commission any such amendment or supplement; provided that the Company shall not file or use any such amendment or supplement to which the Underwriters or counsel for the Underwriters shall reasonably object. The Company will furnish to the Representative such number of copies of such amendment or supplement as the Representative may reasonably request. The Company has given the Underwriters notice of any filings made by it pursuant to the 1934 Act or 1934 Act Regulations within 48 hours prior to the Applicable Time; the Company will give the Underwriters notice of its intention to make any such filing from the Applicable Time to the Closing Time and will furnish the Underwriters with copies of any such documents and an opportunity to comment thereon a reasonable amount of time prior to such proposed filing, as the case may be.

(c) Delivery of Registration Statements. The Company has furnished or will deliver to the Representative and counsel for the Underwriters, without charge, signed copies of the Registration Statement as originally filed and each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein) and signed copies of all consents and certificates of experts, and will also deliver to the Representative, without charge, a conformed copy of the Registration

Statement as originally filed and each amendment thereto (without exhibits) for the Representative. The copies of the Registration Statement and each amendment thereto furnished to the Representative will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(d) Delivery of Prospectuses. The Company has delivered to the Representative, without charge, as many written or electronic copies of each preliminary prospectus as the Representative reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act. The Company will furnish to the Representative, without charge, during the period when a prospectus relating to the Securities is (or, but for the exception afforded by Rule 172, would be) required to be delivered under the 1933 Act, such number of copies of the Prospectus (as amended or supplemented) as the Representative may reasonably request. The Prospectus and any amendments or supplements thereto furnished to the Representative will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(e) Blue Sky Qualifications. The Company will use its best efforts, in cooperation with the Underwriters, to arrange, if necessary, for the qualification of the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions as the Representative may designate and to maintain such qualifications in effect so long as required to complete the distribution of the Securities; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(f) Rule 158. The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(g) Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Registration Statement, the preliminary prospectus contained in the General Disclosure Package and the Prospectus under “Use of Proceeds.” The Company shall not invest or otherwise use the proceeds received by the Company from its sale of the Securities in such a manner as would require the Company or any of its subsidiaries to register as an investment company under the 1940 Act.

(h) Clear Market. During the period from the date of this Agreement through and including the date that is one day after the Closing Time, the Company will not, without the prior written consent of the Representative, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Company and having a tenor of more than one year.

(i) Reporting Requirements. The Company, during the period when a prospectus relating to the Securities is (or, but for the exception afforded by Rule 172, would be) required to be delivered under the 1933 Act, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and 1934 Act Regulations.

(j) Final Term Sheet; Issuer Free Writing Prospectuses. The Company will prepare a final term sheet (the “Final Term Sheet”), in the form set forth in Schedule C hereto, reflecting the final terms of the Securities, in form and substance reasonably satisfactory to the Underwriters, and shall file such Final Term Sheet as an “issuer free writing prospectus” pursuant to Rule 433 within the time required by such rule; provided that the Company shall furnish the Underwriters with copies of any such Final Term Sheet a reasonable amount of time prior to such proposed filing and will not use or file any such document to which the Underwriters or counsel to the Underwriters shall reasonably object. The Company agrees that, unless it obtains the prior written consent of the Representative and subject to the requirements of the 1934 Act and the 1934 Act Regulations, it will not make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus,” or a portion thereof, required to be filed by the Company with the Commission or retained by the Company under Rule 433; provided that the Underwriters will be deemed to have consented to the Issuer Free Writing Prospectuses listed on Schedule B hereto and any “road show that is a written communication” within the meaning of Rule 433(d)(8)(i) that has been reviewed by the Underwriters. The Company represents that it has treated or agrees that it will treat each such free writing prospectus consented to, or deemed consented to, by the Underwriters as an “issuer free writing prospectus,” as defined in Rule 433, and that it has complied and will comply with the applicable requirements of Rule 433 with respect thereto, including timely filing with the Commission where required, legending and record keeping. If at any time following issuance of an Issuer Free Writing Prospectus, during the period when a prospectus relating to the Securities is (or, but for the exception afforded by Rule 172, would be) required to be delivered under the 1933 Act, there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement, any preliminary prospectus or the Prospectus or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at that subsequent time, not misleading (other than with respect to any Underwriter Information), the Company will promptly notify the Underwriters and will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(k) Renewal Deadline. If, immediately prior to the third anniversary of the initial effective date of the Registration Statement (the “Renewal Deadline”), any Securities remain unsold by the Underwriters, the Company will, prior to the Renewal Deadline, (i) promptly notify the Underwriters in writing and (ii) promptly file, if it is eligible to do so, an automatic shelf registration statement (as defined in Rule 405 of the 1933 Act Regulations) relating to the Securities, in a form and substance satisfactory to the Underwriters. If, at the Renewal Deadline, the Company is not eligible to file an automatic shelf registration statement, the Company will, prior to the Renewal Deadline, (i) promptly notify the Underwriters in writing, (ii) promptly file a new shelf registration statement or post-effective amendment on the proper form relating to such Securities, in a form and substance satisfactory to the Underwriters, (iii) use its best efforts to cause such registration statement or post-effective amendment to be declared effective by the Commission within 60 days after the Renewal Deadline and (iv) promptly notify the Underwriters in writing of such effectiveness. The Company will take all other action necessary or appropriate to permit the offering and sale of the Securities to continue as contemplated in the expired Registration Statement. References herein to the “Registration Statement” shall include such automatic shelf registration statement or such new shelf registration statement or post-effective amendment, as the case may be.

(l) DTC. The Company will cooperate with the Underwriters and use its best efforts to permit the Securities to be eligible for clearance, settlement and trading through the facilities of DTC.

(m) No Stabilization or Manipulation. The Company will not take, and will ensure that no affiliate of the Company will take, directly or indirectly, any action designed to or that might cause or result in stabilization or manipulation of the price of the Securities or any reference security with respect to the Securities, whether to facilitate the sale or resale of the Securities or otherwise.

(n) NRSRO Rating. The Company will use commercially reasonable efforts to maintain a rating by a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the 1934 Act (“NRSRO”) while any Securities remain outstanding.

(o) Payment of Filing Fees. The Company shall pay the required Commission filing fees relating to the Securities within the time required by Rule 456(b)(1)(i) of the 1933 Act and otherwise in accordance with Rules 456(b) and 457(r) of the 1933 Act (including, if applicable, by updating the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or on the cover page of a prospectus filed pursuant to Rule 424(b)).

SECTION 4. Payment of Expenses.

(a) Expenses. The Company will pay or cause to be paid the following expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and each amendment thereto, (ii) the preparation, issuance and delivery of the Securities to the Underwriters, including any transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Securities to the Underwriters, (iii) the fees and disbursements of the Company’s counsel, accountants and other advisors, (iv) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(e) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of the Blue Sky Survey and any supplement thereto, (v) the preparation, printing and delivery to the Underwriters of copies of each preliminary prospectus, each Issuer Free Writing Prospectus and the Prospectus and any amendments or supplements thereto, (vi) the cost and charges of the Trustee, including the reasonable fees, disbursements and expenses of counsel for the Trustee in connection with the Indenture and the Securities, (vii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities, including without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the reasonable cost of aircraft and other transportation chartered in connection with the road show, (viii) the filing fees incident to, and the reasonable fees and disbursements of counsel to the Underwriters in connection with, the review by FINRA of the terms of the sale of the Securities, if any, (ix) the costs and expenses (including, without limitation, any damages or other amounts payable in connection with legal or contractual liability) associated with the reforming of any contracts for sale of the Securities made by the Underwriters caused by a breach of the representation contained in the third sentence of Section 1(a)(ii), (x) any fees payable in connection with the rating of the Securities with any rating agencies and (xi) all fees and expenses, including fees, disbursements and expenses of counsel, incurred in connection with the approval of the Securities by DTC for book-entry transfer.

The Company agrees to reimburse the Underwriters for their reasonable and documented out-of-pocket expenses incurred in connection with the performance of their obligations under this Agreement including, without limitation, expenses related to document and presentation materials, travel, external database and communications services, courier and delivery services, and the fees and expenses of their outside legal counsel incurred in connection with the transactions contemplated by this Agreement. All fees and expenses to which the Underwriters shall be entitled to reimbursement under this paragraph of this Section 4(a) shall be due and payable upon receipt by the Company of a written accounting therefor setting forth in reasonable detail the expenses incurred by the Underwriters.

(b) Termination of Agreement. If this Agreement is terminated by the Underwriters in accordance with the provisions of Section 6, Section 10(a) or Section 12 hereof, the Company shall reimburse the Underwriters for all of their reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.

SECTION 5. Covenant of the Underwriters. The Underwriters covenant with the Company not to take any action that would result in the Company being required to file with the Commission pursuant to Rule 433(d) under the 1933 Act a free writing prospectus prepared by or on behalf of the Underwriters that otherwise would not, but for such actions, be required to be filed by the Company under Rule 433(d).

SECTION 6. Conditions of Underwriters’ Obligations. The obligations of the Underwriters hereunder are subject to the accuracy of the representations and warranties of the Company contained herein or in certificates of any officer of the Company or any of its Subsidiaries delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a) Effectiveness of Registration Statement. (i) The Registration Statement has become effective and at the Closing Time no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the 1933 Act, no order preventing or suspending the use of any preliminary prospectus or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Company’s Knowledge, contemplated; (ii) each preliminary prospectus, each Issuer Free Writing Prospectus and the Prospectus have been filed as required by Rule 424(b) (without reliance on Rule 424(b)(8)) and Rule 433, as applicable, within the time period prescribed by, and in compliance with, the 1933 Act Regulations; and (iii) the Company has complied, to the Commission’s satisfaction, with each request (if any) from the Commission for additional information.

(b) Opinion of Counsel for Company. At the Closing Time, the Underwriters shall have received the opinion and negative assurance letter, dated the Closing Time, of Luse Gorman, PC, counsel for the Company, in form and substance satisfactory to the Underwriters.

(c) Opinion of Counsel for Underwriters. At the Closing Time, the Underwriters shall have received the opinion and negative assurance letter, dated the Closing Time, of Barack, Ferrazzano, Kirschbaum & Nagelberg LLP, counsel for the Underwriters, in form and substance satisfactory to the Underwriters.

(d) No Material Adverse Effect or Regulatory Proceeding. Subsequent to the Execution Time and prior to the Closing Time: (i) in the judgment of the Representative, there shall not have occurred any Material Adverse Effect; and (ii) the Registration Statement, the General Disclosure Package and the Prospectus shall not be subject to any proceeding by any Bank Regulatory Authority.

(e) Officers’ Certificate. At the Closing Time, the Representative shall have received a certificate of the Chief Executive Officer or the President of the Company and the Chief Financial Officer of the Company, dated the Closing Time, to the effect that (i) there has been no Material Adverse Effect, (ii) the representations and warranties of the Company in this Agreement are true and correct with the same force and effect as though expressly made at and as of the Closing Time, (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time and (iv) no stop order suspending the effectiveness of the Registration Statement under the 1933 Act has been issued, no order preventing or suspending the use of any preliminary prospectus or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to their knowledge, contemplated.

(f) Comfort Letter. At the Execution Time, the Underwriters shall have received a letter, dated such date, in form and substance satisfactory to the Underwriters, from KPMG LLP, independent registered public accountants for the Company, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the audited and unaudited financial statements and certain financial information contained in the Registration Statement, the General Disclosure Package and the Prospectus.

(g) Bring-down Comfort Letter. At the Closing Time, the Underwriters shall have received a letter, dated as of the Closing Time, from KPMG LLP to the effect that it reaffirms the statements made in the letter furnished pursuant to subsection (f) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

(h) CFO Certificates. At the Execution Time and at the Closing Time, the Representative shall have received from the Chief Financial Officer (or such other officer satisfactory to the Representative) of the Company a certificate, dated as of the date hereof and as of the Closing Date, respectively, with respect to certain financial, numerical or statistical data, in each case not covered by the comfort letter referred to in Section 6(f) or 6(g) hereof, respectively, in form and substance reasonably satisfactory to the Representative.

(i) Ratings. The Securities shall have been rated investment grade by Kroll Bond Rating Agency, Inc. Subsequent to the Execution Time and prior to the Closing Time, there shall not have occurred any downgrading in or withdrawal of, nor shall any notice have been given of any intended or potential downgrading or withdrawal of, or of any review for a possible change that does not indicate the direction of the possible change in, the rating accorded the debt securities of the Company by Kroll Bond Rating Agency, Inc.

(j) Clearance, Settlement and Trading. The Securities shall be eligible for clearance and settlement through DTC.

(k) FINRA. If a filing has been made with FINRA, FINRA shall have raised no objection to the fairness and reasonableness of the underwriting terms and arrangements.

(l) Indenture. The Indenture shall have been executed and delivered by each party thereto and an executed copy thereof shall have been provided to the Underwriters.

(m) Payment of Filing Fees. The Company shall have paid the required Commission filing fees relating to the Securities within the time period required by Rule 456(b)(1)(i) of the 1933 Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the 1933 Act and, if applicable, shall have updated the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or on the cover page of a prospectus filed pursuant to Rule 424(b).

(n) Additional Documents. At the Closing Time, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance to the Representative and counsel for the Underwriters.

(o) Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Underwriters by notice to the Company at any time at or prior to Closing Time and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 7, 8, 9, 16 and 17 shall survive any such termination and remain in full force and effect.

SECTION 7. Indemnification.

(a) Indemnification of Underwriters. The Company agrees to indemnify and hold harmless each Underwriter, its directors and officers, its affiliates (as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”)), selling agents and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of or based on any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included (A) in any preliminary prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto), or (B) in any materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the offering of the Securities (“Marketing Materials”), including any roadshow or investor presentations made to investors by the Company (whether in person or electronically), or the omission or alleged omission in any preliminary prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) or in any Marketing Materials of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 7(d) below) any such settlement is effected with the written consent of the Company; and

(iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Underwriters), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriter Information.

(b) Indemnification of Company, Directors and Officers. The Underwriters agree to indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriter Information.

(c) Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, if any, to assume the defense thereof, with counsel selected in accordance with the next sentence, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 7 for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation; provided, however, the indemnifying party shall not, under any of the circumstances described in clauses (i), (ii), (iii) and (iv) below, have the right to assume or direct the defense thereof and shall be liable to such indemnified party under this Section 7 for any legal expenses of other counsel or any other expenses in connection with the defense thereof if, in the reasonable judgment of the indemnified party (i) the use of the counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) representation of the indemnified party by such counsel would be inappropriate due to differing interests between the indemnifying party and any indemnified party, (iii) there are likely to be defenses available to the indemnified party that are different from, or in addition to, the defenses available to the indemnifying party, or (iv) the indemnifying party fails to use reasonable diligence in defending against such action. In the case of parties indemnified pursuant to Section 7(a) above, counsel to the indemnified parties shall be selected by the Underwriters, and, in the case of parties indemnified pursuant to Section 7(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 7 or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

SECTION 8. Contribution. To the extent the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and of the Underwriters, on the other hand, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company, on the one hand, and the total underwriting discount received by the Underwriters, on the other hand, in each case as set forth on the cover of the Prospectus, bear to the aggregate initial public offering price of the Securities as set forth on the cover of the Prospectus.

The relative fault of the Company, on the one hand, and the Underwriters, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 8. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 8 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 8, the Underwriters shall not be required to contribute any amount in excess of the amount by which the total underwriting discounts with respect to the Securities underwritten by them exceed the amount of any damages which the Underwriters have otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 8, each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each of the Underwriters’ Affiliates and selling agents shall have the same rights to contribution as the Underwriters, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.

SECTION 9. Representations, Warranties and Agreements to Survive. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its Subsidiaries submitted pursuant hereto, shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of the Underwriters or their Affiliates or selling agents, any person controlling the Underwriters, their officers or directors or any person controlling the Company and (b) delivery of and payment for the Securities.

SECTION 10. Termination of Agreement.

(a) Termination. The Representative may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time (i) if in the judgment of the Representative there shall have occurred any Material Adverse Effect, or (ii) if there shall have occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof, any material outbreak, escalation or worsening of any epidemic, pandemic or disease (including any material escalation or worsening of the COVID-19 pandemic), or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Underwriters, impracticable or inadvisable to proceed with the completion of the offering or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or The Nasdaq Global Select Market where trading has not been suspended or materially limited as described in the immediately following clause, or (iv) if trading generally on the New York Stock Exchange or on The Nasdaq Stock Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by order of the Commission, FINRA or any other governmental authority, or (v) if a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (vi) if a banking moratorium has been declared by federal or state authorities or (vii) the rating assigned by any NRSRO to any debt securities of the Company as of the date hereof shall have been lowered since the date hereof or if any such rating agency shall have publicly announced that it has placed any debt securities of the Company on what is commonly termed a “watch list” for possible downgrading.

(b) Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 7, 8, 9, 16 and 17 shall survive such termination and remain in full force and effect.

SECTION 11. Default by One or More of the Underwriters. If one or more of the Underwriters shall fail at the Closing Time to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representative shall have the right, within 36 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representative shall not have completed such arrangements within such 36-hour period, then:

(a) if the aggregate principal amount of Defaulted Securities does not exceed 10% of the aggregate principal amount of Securities to be purchased on such date, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

(b) if the aggregate principal amount of Defaulted Securities exceeds 10% of the aggregate principal amount of Securities to be purchased on such date, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this Section shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement, either (i) the Representative or (ii) the Company shall have the right to postpone Closing Time for a period not exceeding seven days in order to effect any required changes in the Registration Statement, the General Disclosure Package or the Prospectus or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 11.

SECTION 12. Default by the Company. If the Company shall fail at the Closing Time to sell the number of Securities that it is obligated to sell hereunder, then this Agreement shall terminate without any liability on the part of the non-defaulting party; provided, however, that the provisions of Sections 1, 4, 7, 8, 9, 16 and 17 shall remain in full force and effect. No action taken pursuant to this Section shall relieve the Company from liability, if any, in respect of such default.

SECTION 13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Representative shall be directed to U.S. Bancorp Investments, Inc. at 214 N. Tryon St., 26th Floor, Charlotte, North Carolina 28202, Attention: Credit Fixed Income, with a copy to Barack Ferrazzano Kirschbaum & Nagelberg LLP at 200 West Madison Street, Suite 3900, Chicago, Illinois 60606, Attention: Joseph Ceithaml. Notices to the Company shall be directed to it Univest Financial Corporation, 14 North Main Street, Souderton, Pennsylvania 18964, Attention: Megan D. Santana, General Counsel, with a copy to Luse Gorman, PC at 5335 Wisconsin Avenue, NW, Suite 780, Washington, D.C. 20015, Attention: Scott Brown.

SECTION 14. No Advisory or Fiduciary Relationship. The Company acknowledges and agrees that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the initial public offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the Underwriters, on the other hand, (b) in connection with the offering of the Securities and the process leading thereto, each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company, any of its subsidiaries, or its respective stockholders, creditors, employees or any other party, (c) the Underwriters have not assumed and will not assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering of the Securities or the process leading thereto (irrespective of whether the Underwriters have advised or are currently advising the Company or any of its subsidiaries on other matters) and the Underwriters have no any obligation to the Company with respect to the offering of the Securities except the obligations expressly set forth in this Agreement, (d) the Underwriters and their affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, and (e) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering of the Securities and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

SECTION 15. Parties. This Agreement shall each inure to the benefit of and be binding upon the Underwriters, the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from the Underwriters shall be deemed to be a successor by reason merely of such purchase.

SECTION 16. Trial by Jury. The Company (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) and the Underwriters hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 17. GOVERNING LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK WITHOUT REGARD TO CHOICE OF LAW PROVISIONS.

SECTION 18. TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 19. Consent to Jurisdiction; Waiver of Immunity. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted in (i) the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan or (ii) the courts of the State of New York located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any Specified Court, as to which such jurisdiction is non-exclusive) of the Specified Courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any Specified Court. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim in any Specified Court that any such suit, action or other proceeding brought in any Specified Court has been brought in an inconvenient forum.

SECTION 20. Partial Unenforceability. The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

SECTION 21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic means shall constitute effective execution and delivery of this Agreement by the parties hereto and may be used in lieu of the original signature pages to this Agreement for all purposes.

SECTION 22. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 22. Authority of the Representative. Any action by the Underwriters hereunder may be taken by U.S. Bancorp Investments, Inc. on behalf of the Underwriters, and any such action taken by U.S. Bancorp Investments, Inc. shall be binding upon the Underwriters.

[Signature Page Follows]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters and the Company in accordance with its terms.

Very truly yours,

UNIVEST FINANCIAL CORPORATION

By:	/s/ Brian J. Richardson
Name: Brian J. Richardson
Title: CFO

CONFIRMED AND ACCEPTED,
as of the date first above written:

U.S. BANCORP INVESTMENTS, INC.

By	/s/ Kyle Stegemeyer
Name: Kyle Stegemeyer
Title: Managing Director

For itself and as the Representative of the other Underwriters listed on Schedule A hereto.

[Underwriting Agreement – Signature Page]

SCHEDULE A

Underwriters’ Obligations

Name of Underwriter	Aggregate Principal Amount of Securities to be Purchased
U.S. Bancorp Investments, Inc.	$90,000,000
PNC Capital Markets LLC	10,000,000

Total	$100,000,000

Sch A

SCHEDULE B

Issuer General Use Free Writing Prospectus

1.	The Final Term Sheet, dated as of July 29, 2020, as set forth on Schedule C hereto

2.	Investor Presentation, dated July 29, 2020

Sch B

SCHEDULE C

Final Term Sheet

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-221508

July 29, 2020

Univest Financial Corporation

Pricing Term Sheet

5.000% Fixed-to-Floating Rate Subordinated Notes due 2030

Issuer:	Univest Financial Corporation (the “Company”)

Security:	5.000% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Subordinated Notes”)

Principal Amount:	$100,000,000

Price to Public:	100% of face amount

Stated Maturity Date:	August 15, 2030

Coupon:	From and including August 5, 2020, to but excluding August 15, 2025 at an initial rate of 5.000% per annum, payable semiannually in arrears, and thereafter at an annual floating rate equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) (each as defined in the Preliminary Prospectus Supplement), as determined for the applicable quarterly period, plus a spread of 4.952%, payable quarterly in arrears. If the Benchmark rate is less than zero, the Benchmark rate shall be deemed to be zero.

Interest Payment Dates:	Interest on the Subordinated Notes will be payable on February 15 and August 15 of each year through, but not including, August 15, 2025 or the date of earlier redemption, and thereafter on February 15, May 15, August 15 and November 15 of each year to August 15, 2030, but excluding the maturity date or the date of earlier redemption. The first interest payment will be made on February 15, 2021.

Day Count:	From and including August 5, 2020 to but excluding August 15, 2025, 30/360 and thereafter, a 360 day year and the actual number of days elapsed

Optional Redemption:	Redeemable (1) in whole or in part on or after August 15, 2025 or (2) in whole, but not in part, at any time within 90 days if (i) a change or prospective change in law occurs that could prevent the Company from deducting interest payable on the Subordinated Notes for U.S. federal income tax purposes, (ii) a subsequent event occurs that precludes the Subordinated Notes from being recognized as Tier 2 capital for regulatory capital purposes, or (iii) the Company is required to register as an investment company under the Investment Company Act of 1940, as amended, in each case at a redemption price equal to 100% of the principal amount of the Subordinated Notes, plus unpaid interest, if any, accrued thereon to but excluding the date of redemption.

Sch C

Trade Date:	July 29, 2020

Settlement Date:	August 5, 2020 (T+5)

CUSIP / ISIN:	915271AC4 / US915271AC49

Rating*:	Kroll Bond Rating Agency: BBB

Minimum Denomination:	$1,000 and integral multiples of $1,000 in excess thereof

Sole Book-Running Manager:	U.S. Bancorp Investments, Inc.

Co-Manager:	PNC Capital Markets LLC

* A rating is not a recommendation to buy, sell or hold securities. Ratings may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating agency has its own methodology for assigning ratings and, accordingly, each rating should be evaluated independently of any other rating.

We expect that delivery of the Subordinated Notes will be made against payment therefor on or about the fifth business day following the date of pricing of the Subordinated Notes (this settlement cycle being referred to as “T+5”). Accordingly, purchasers who wish to trade the Subordinated Notes prior to the delivery of the Subordinated Notes will be required, by virtue of the fact that the Subordinated Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Subordinated Notes who wish to trade their Subordinated Notes prior to their date of delivery should consult their own advisors.

The Company has filed a registration statement (including a prospectus) and a preliminary prospectus supplement (the “Preliminary Prospectus Supplement”) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you make a decision to invest, you should read the prospectus in that registration statement, the Preliminary Prospectus Supplement, the final prospectus supplement (when available) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company or underwriter will arrange to send you the prospectus and the applicable prospectus supplement if you request them by calling U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.

Capitalized terms used but not defined in this Pricing Term Sheet have the meanings given to them in the Preliminary Prospectus Supplement. This Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Other information (including other financial information) presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the information contained herein.

2

SCHEDULE D

Significant Subsidiaries

Subsidiary	State of Organization

Univest Bank and Trust Co.	Pennsylvania
104 S. Oakland Ave., LLC	New Jersey
Girard Advisory Services, LLC	Pennsylvania
Girard Benefits Group, LLC	Pennsylvania
Girard Investment Services, LLC	Pennsylvania
Girard Pension Services, LLC	Pennsylvania
Univest Capital, Inc.	Pennsylvania
Univest Insurance, LLC	Pennsylvania

Sch D